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                                                                   EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods indicated.

                  YEARS ENDED DECEMBER 31,                         THREE MONTHS ENDED
 --------------------------------------------------------    ----------------------------
                                                               MARCH 31,       MARCH 31,
    1997        1998        1999       2000        2001          2001            2002
 ---------    --------    --------   --------    --------    ------------    ------------
      -           -           -        1.1x        3.3x         3.7x             2.8x


         This ratio is computed by dividing earnings by fixed charges. Earnings are computed as the sum of (i) income (loss) before income taxes and cumulative effect of accounting change and (ii) fixed charges (as described below). Fixed charges are computed as the sum of (i) interest expense, (ii) amortization of deferred financing costs, such as premiums, discounts and capitalized expenses related to indebtedness, and (iii) an estimate of the interest within rental expense.